Exhibit 99.1

Euronet Worldwide Reports Second Quarter 2010 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--July 27, 2010--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its second quarter 2010 financial results.

Euronet's consolidated second quarter 2010 financial highlights included:

  Revenues of $244.2 million, compared to $248.6 million for the second quarter 2009.
  Operating income of $16.5 million, compared to $18.0 million for the second quarter 2009.
  Adjusted EBITDA(1) of $32.6 million, compared to $33.7 million for the second quarter 2009.
  Net loss of $1.5 million, or $0.03 diluted loss per share, compared to net income of $15.6 million, or $0.30 diluted earnings per share, for the second quarter 2009.
  Adjusted cash earnings per share(2) of $0.30, compared to $0.30 for the second quarter 2009.
  Transactions of 406.4 million, compared to 373.0 million for the second quarter 2009.

See the reconciliation of non-GAAP items in the attached supplemental data.

“Cash earnings per share of $0.30 matches that of last year’s second quarter results and is particularly noteworthy given the lower Poland interchange fees that took effect in the second quarter,” said Euronet’s Chairman and Chief Executive Officer, Mike Brown. “Foreign exchange rates have fluctuated significantly since April 2010, reducing our cash earnings per share by more than one cent per share compared to our guidance for the quarter. Aside from the lower interchange fees in Poland, the Company’s EFT Segment delivered solid results and the Money Transfer Segment benefited from its global expansion in new markets and payout corridors, resulting in a 56% increase in operating income year-over-year. However, the epay segment experienced additional challenges as a result of continued global economic pressures.”

Although foreign currency exchange rates fluctuated significantly between the first and second quarters of 2010, the net impact of foreign currency fluctuations was not significant when comparing year-over-year changes in revenues, operating income and adjusted EBITDA.

Segment and Other Results

The EFT Processing Segment reported the following results for the second quarter 2010:

  Revenues of $46.5 million, compared to $45.6 million for the second quarter 2009.
  Operating income of $8.2 million, compared to $9.8 million for the second quarter 2009.
  Adjusted EBITDA of $12.7 million, compared to $14.3 million for the second quarter 2009.
  Transactions of 197.3 million, compared to 174.3 million for the second quarter 2009.

The EFT Processing Segment’s decrease in operating income and adjusted EBITDA was the result of the lower Poland interchange fees announced April 27, 2010. The Segment continued to benefit from higher transaction fees in Germany, add ATMs under management, grow its Cashnet network in India and effectively manage operating costs.

The EFT Processing Segment operated 10,408 ATMs as of June 30, 2010 compared to 9,336 ATMs as of June 30, 2009.

The epay Segment reported the following results for the second quarter 2010:

  Revenues of $137.6 million, compared to $145.2 million for the second quarter 2009.
  Operating income of $9.6 million, compared to $12.1 million for the second quarter 2009.
  Adjusted EBITDA of $13.4 million, compared to $15.7 million for the second quarter 2009.
  Transactions of 204.4 million, compared to 194.2 million for the second quarter 2009.

Revenues declined due to mobile operator rate decreases in certain markets, most of which were passed through to retailers, the impacts of volume declines in the U.K., Australia and Spain, due to economic pressures, and the mix of transactions. The epay Segment offers different levels of service with associated differences in revenue and costs per transaction. Typically, gross margin is higher for transactions with lower revenue. In the second quarter, the Segment’s transactions increased year-over-year but a shift in the mix of transaction resulted in lower revenue. Due to the higher profit margin of these transactions, the epay Segment’s gross profits remained constant.

The decline in operating income and adjusted EBITDA was primarily due to an increase of $2.3 million in operating costs related to professional fees and costs to support initiatives in growth markets, approximately $1.0 million of which is expected to be non-recurring.

As of June 30, 2010, the epay Segment processes electronic point-of-sale (“POS”) transactions at approximately 515,000 POS terminals at 241,000 retailer locations in Europe, Asia Pacific and the U.S.

The Money Transfer Segment reported the following results for the second quarter 2010:

  Revenues of $60.1 million, compared to $57.8 million for the second quarter 2009.
  Operating income of $4.2 million, compared to $2.7 million for the second quarter 2009.
  Adjusted EBITDA of $9.2 million, compared to $7.8 million for the second quarter 2009.
  Transfer transactions of 4.7 million, compared to 4.5 million for the second quarter 2009.

Transaction growth of 18% from non-U.S. markets outpaced continued declines in money transfers from the U.S. to Mexico of 10%, resulting in 4% revenue growth. Transaction growth across the money transfer business was principally driven by expansion of the agent and correspondent payout networks in new and existing markets and the addition of new products. Operating income and adjusted EBITDA grew significantly more than revenues because growth occurred in more profitable markets and we continue to leverage fixed operating costs.

As of June 30, 2010, the Money Transfer Segment serves 120 countries and operates a network of approximately 104,400 locations, compared to 79,200 as of June 30, 2009.

Corporate and other had $5.5 million of operating expenses for the second quarter 2010 compared to $6.6 million for the second quarter 2009. The reduction in expenses is primarily attributable to lower incentive compensation accruals and professional fees.

Balance Sheet and Financial Position

The Company’s unrestricted cash on hand was $202.6 million as of June 30, 2010 compared to $185.3 million as of March 31, 2010. Euronet’s total indebtedness was $289.2 million as of June 30, 2010 compared to $289.1 million as of March 31, 2010.

Recently, Moody’s upgraded the Company’s corporate family rating to Ba3 from B1, and the ratings for its senior secured credit facilities to Ba1 from Ba2 citing Euronet's track record of steady deleveraging.

Guidance

The Company currently expects adjusted cash earnings per share for the third quarter 2010 to be approximately $0.33, assuming foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures

We believe that adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations. These calculations are used to more fully describe the results of the business and are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-cash, non-operational or non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted EBITDA is defined as operating income excluding depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items. Although these items are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(2) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on Wednesday, July 28, 2010, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the website at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. To dial in for the replay, the call-in number is 800-642-1687 (USA) or +1-706-645-9291 (non-USA). The replay passcode is 86265125. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers which include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other electronic payment products. Euronet operates and processes transactions from 50 countries.

Euronet’s global payment network is extensive — including 10,408 ATMs, approximately 57,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 30 countries; card software solutions; a network of approximately 515,000 POS terminals at approximately 241,000 retailer locations in 23 countries; and a consumer-to-consumer money transfer network of approximately 104,400 locations serving 120 countries. With corporate headquarters in Leawood, Kansas, USA, and 39 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company’s website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC’s Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2010	2009

Revenues:
EFT Processing	$46.5	$45.6
epay	137.6	145.2
Money Transfer	60.1	57.8
Total revenues	244.2	248.6

Operating expenses:
Direct operating costs	160.8	165.1
Salaries and benefits	31.5	31.1
Selling, general and administrative	21.8	20.9
Depreciation and amortization	13.6	13.5
Total operating expenses	227.7	230.6
Operating income	16.5	18.0

Other income (expense):
Interest income	0.6	0.9
Interest expense	(5.1)	(6.5)
Income from unconsolidated affiliates	0.4	0.5
Loss on early retirement of debt	-	(0.2)
Foreign exchange gain (loss), net	(9.3)	9.6
Total other income (expense), net	(13.4)	4.3
Income from continuing operations before income taxes	3.1	22.3

Income tax expense	(4.3)	(6.4)

Income (loss) from continuing operations	(1.2)	15.9

Discontinued operations, net	-	0.2

Net income (loss)	(1.2)	16.1
Net income attributable to noncontrolling interests	(0.3)	(0.5)
Net income (loss) attributable to Euronet Worldwide, Inc.	$(1.5)	$15.6

Earnings (loss) per share attributable to Euronet Worldwide, Inc. stockholders - diluted	$(0.03)	$0.30
Diluted weighted average shares outstanding	50,914,453	51,240,221

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(unaudited - in millions)

	As of	As of
	June 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$202.6	$183.5
Restricted cash	72.8	73.1
Inventory - PINs and other	68.0	87.7
Trade accounts receivable, net	226.1	282.9
Other current assets, net	31.0	31.4

Total current assets	600.5	658.6

Property and equipment, net	81.9	96.6
Goodwill and acquired intangible assets, net	552.1	617.6
Other assets, net	37.1	39.9

Total assets	$1,271.6	$1,412.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$446.9	$486.0
Short-term debt obligations	4.3	5.6

Total current liabilities	451.2	491.6

Debt obligations, net of current portion	283.6	320.3
Capital lease obligations, net of current portion	1.3	2.0
Deferred income taxes	19.7	23.9
Other long-term liabilities	6.7	8.4

Total liabilities	762.5	846.2

Equity	509.1	566.5

Total liabilities and equity	$1,271.6	$1,412.7

EURONET WORLDWIDE, INC. Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Segment (unaudited - in millions)

	Three months ended June 30, 2010

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Operating income (loss)	$8.2	$9.6	$4.2	$(5.5)	$16.5

Add: Depreciation and amortization	4.5	3.8	5.0	0.3	13.6
Add: Share-based compensation				2.5	2.5

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation
(Adjusted EBITDA)	$12.7	$13.4	$9.2	$(2.7)	$32.6

	Three months ended June 30, 2009

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Operating income (loss)	$9.8	$12.1	$2.7	$(6.6)	$18.0

Add: Depreciation and amortization	4.5	3.6	5.1	0.3	13.5
Add: Share-based compensation	-	-		2.2	2.2

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation
(Adjusted EBITDA)	$14.3	$15.7	$7.8	$(4.1)	$33.7

EURONET WORLDWIDE, INC. Reconciliation of Adjusted Cash Earnings per Share (unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2010		2009

Net income (loss) attributable to Euronet Worldwide, Inc.	$(1.5)		$15.6
1.625% convertible debt interest, net of tax	-		1.0	(1)

Income (loss) applicable for common shareholders	(1.5)		16.6

Foreign exchange (gain) loss, net of tax	9.2		(9.2)
Intangible asset amortization, net of tax	4.5		4.6
Share-based compensation, net of tax	2.3		2.0
Non-cash 3.5% convertible debt accretion interest, net of tax	1.8		1.6
Loss on early debt retirement, net of tax	-		0.2
Discontinued operations, net of tax	-		(0.2)
Non-cash GAAP tax expense (benefit)	(0.7)		0.4

Adjusted cash earnings	$15.6	(2)	$16.0	(2)

Adjusted cash earnings per share - diluted (2)	$0.30		$0.30

Diluted weighted average shares outstanding	50,914,453		51,240,221

Effect of assumed conversion of convertible debentures (1)	-		1,501,003
Incremental shares from assumed conversion of stock options and restricted stock	704,811		-
Effect of unrecognized share-based compensation on diluted shares outstanding	852,031		1,102,385
Adjusted diluted weighted average shares outstanding	52,471,295		53,843,609

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's GAAP earnings per share for the second quarter 2009, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Sean Keenan, +1-913-327-4200